                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              ANALOG DEVICES, INC.
                (Name of Registrant as Specified In Its Charter)

                              ANALOG DEVICES, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 8, 1994

TO THE STOCKHOLDERS:

     The 1994 Annual Meeting of Stockholders of Analog Devices, Inc. (the "Company") will be held at the World Trade Center Boston, Commonwealth Pier, Boston, Massachusetts, on Tuesday, March 8, 1994 at 10:00 a.m. (Boston Time) to consider and act upon the following matters:

     1. To elect three members of the Board of Directors to serve as Class I Directors for a term of three years.

     2. To ratify the selection by the Board of Directors of Ernst & Young as the Company's independent auditors for the fiscal year ending October 29, 1994.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on January 21, 1994 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors,

                                                 PAUL P. BROUNTAS, Clerk

Norwood, Massachusetts
February 7, 1994

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY

                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 8, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on March 8, 1994 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     On January 21, 1994, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 49,463,742 shares of Common Stock of the Company, $.16 2/3 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended October 30, 1993 is being mailed to stockholders concurrently with this Notice and Proxy Statement and the accompanying proxy on or about February 7, 1994.

VOTING SECURITIES AND VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting is required for the approval of the other matter to be voted upon.

     Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 31, 1993, regarding the ownership of the Company's Common Stock by (i) the only persons known by the Company to own more than five percent of the outstanding shares,
(ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group:

                                                                SHARES OF
                                                               COMMON STOCK   PERCENTAGE OF
                      NAME AND ADDRESS                         BENEFICIALLY    COMMON STOCK
                     OF BENEFICIAL OWNER                         OWNED(1)     OUTSTANDING(2)
- -------------------------------------------------------------  ------------   --------------
5% Stockholders:
FMR Corp.....................................................   4,860,400(3)       10.1%
82 Devonshire Street
Boston, MA 02109
The Capital Group, Inc.......................................   2,830,550(4)        5.9%
333 South Hope Street
Los Angeles, CA 90071
Directors and Executive Officers:
Morris Chang.................................................       3,333(5)       *
John L. Doyle................................................       4,333(5)       *
Jerald G. Fishman............................................     153,718          *
Philip L. Lowe...............................................      11,974(5)       *
Gordon C. McKeague...........................................       8,333(6)       *
Joel Moses...................................................       4,666(5)       *
Ray Stata....................................................   1,912,034(7)        3.9%
Lester C. Thurow.............................................       8,333(5)       *
William A. Martin............................................       5,504(8)       *
Brian P. McAloon.............................................      44,575(9)       *
Joseph E. McDonough..........................................      45,022(6)       *
All directors and officers as a group (11 persons)...........   2,201,825(10)       4.5%
- ---------------

   * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) The number of shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power, and also includes any shares which the person or entity has the right to acquire within 60 days after December 31, 1993. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (2) Number of shares deemed outstanding includes 49,406,212 shares outstanding as of December 31, 1993, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after December 31, 1993.

 (3) Represents shares beneficially owned by FMR Corp. over which FMR Corp. has sole dispositive power. FMR Corp. also has sole voting power with respect to 40,000 of such shares. FMR Corp. filed a Schedule 13G pursuant to
     Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its beneficial ownership of shares of Common Stock of the Company as of February 28, 1993. The foregoing information is derived from such Schedule 13G.


 (4) Represents shares owned by The Capital Group, Inc. over which The Capital Group, Inc. has sole dispositive power. The Capital Group, Inc. also has sole voting power with respect to 20,550 of such shares. The Capital Group, Inc. disclaims beneficial ownership of all such shares. The Capital Group, Inc. filed a Schedule 13G pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its ownership of shares of Common Stock of the Company as of December 31, 1992. The foregoing information is derived from such Schedule 13G.

 (5) Includes options for 3,333 shares which are exercisable within 60 days of December 31, 1993.

 (6) Includes options for 1,333 shares which are exercisable within 60 days of December 31, 1993.

 (7) Does not include 351,566 shares of Common Stock held by Mr. Stata's wife and children and 585,394 shares held in trust for his children, as to which Mr. Stata disclaims beneficial ownership. Includes 12,465 shares of Common Stock subject to outstanding stock options held by Mr. Stata which are exercisable within the 60-day period following December 31, 1993.

 (8) Includes options for 3,700 shares which are exercisable within 60 days of December 31, 1993.

 (9) Includes options for 2,667 shares which are exercisable within 60 days of December 31, 1993.

(10) Includes 38,163 shares subject to outstanding stock options held by five officers and six outside directors which are exercisable within the 60-day period following December 31, 1993.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two of which consist of three directors each and one of which consists of two directors. One class ("Class I Directors") will be elected at the Meeting for a three-year term, one class ("Class II Directors") was elected at the 1992 Annual Meeting of Stockholders for a three-year term and one class ("Class III Directors") was elected at the 1993 Annual Meeting of Stockholders for a three-year term. In each case, members of each class will hold office until their successors have been duly elected and qualified.

     The nominees for Class I Directors, Messrs. Philip L. Lowe, Joel Moses and Lester C. Thurow, are presently serving as directors of the Company. Mr. Lowe has been a director of the Company since 1973, Mr. Moses has been a director since 1982 and Mr. Thurow has been a director since 1988. The persons named in the enclosed proxy will vote for the election of all nominees for Class I Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of directors.

     The following table sets forth the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class I Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 1993, appears under "Security Ownership of Certain Beneficial Owners and Management."

                         NOMINEES FOR CLASS I DIRECTORS
                  (TERMS EXPIRING AT THE 1997 ANNUAL MEETING)

     PHILIP L. LOWE, age 76, has been a director of the Company since 1973. Mr. Lowe is a principal of Philip L. Lowe and Associates, a management consulting firm, and a Trustee of MediTrust.

     JOEL MOSES, age 52, has been a director of the Company since 1982. Mr. Moses has been the Dean of the School of Engineering at the Massachusetts Institute of Technology since January 1991. He has been the D.C. Jackson Professor of Computer Science and Engineering at the Massachusetts Institute of Technology since September 1989 and was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology from 1981 to 1989. He is a Director of Coltec Industries, Inc.

     LESTER C. THUROW, age 55, has been a director of the Company since 1988. He is a Professor of Management and Economics at the Massachusetts Institute of Technology and, from 1987 to 1993, was the Dean of the Sloan School of Management at the Massachusetts Institute of Technology.

                               CLASS II DIRECTORS
                   (TERMS EXPIRE AT THE 1995 ANNUAL MEETING)

     MORRIS CHANG, age 62, has been a director of the Company since 1987. Mr. Chang has been the Chairman of Industrial Technology Research Institute, an industrial research and development organization in Taiwan, since 1988. He has been the Chairman of Taiwan Semiconductor Manufacturing Company since 1987 and was the President of Industrial Technology Research Institute from 1985 to 1988. From 1984 to 1985, Mr. Chang was the President of General Instrument Corp. and from 1972 to 1983, he served as a Senior Vice President of Texas Instruments, Inc. Mr. Chang has served as the Chairman of Wyse Technology since 1990.

     JERALD G. FISHMAN, age 48, has been a director of the Company since 1991. Mr. Fishman has been the President and Chief Operating Officer of the Company since November 1991 and served as Executive Vice President of the Company from 1988 to November 1991. He served as the Group Vice President-Components of the Company from 1982 to 1988. Mr. Fishman serves as a Director of Chipcom Corporation and Augat, Inc.

     GORDON C. MCKEAGUE, age 67, has been a director of the Company since 1977. Mr. McKeague is self-employed. He was formerly employed by Amoco Corporation from 1957 to 1990, most recently as Vice President of Corporate Development, Amoco Technology Company.

                              CLASS III DIRECTORS
                   (TERMS EXPIRE AT THE 1996 ANNUAL MEETING)

     JOHN L. DOYLE, age 62, has been a director of the Company since 1987. Mr. Doyle is retired. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. He is a Director of Hexcel Corporation and Tab Products Company.

     RAY STATA, age 59, has been a director of the Company since 1965. He has served as the Chairman of the Board of Directors and Chief Executive Officer since 1973 and as the President of the Company from 1971 to November 1991.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee which held four meetings during the fiscal year ended October 30, 1993. The members of the Audit Committee are currently Messrs. Doyle, Lowe, McKeague and Moses. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the selection, retention and termination, if necessary, of the Company's independent auditors; review the arrangements for and scope of the independent audits and the results of each audit; review the Company's internal auditing procedures; review any significant changes in accounting principles of the Company and any unusual, non-operating and/or non-recurring items; and review the compensation paid to the Company's independent auditors.

     The Company has a standing Compensation Committee, composed of Messrs. Chang, McKeague and Thurow, which held four meetings during the fiscal year ended October 30, 1993. The principal functions performed by the Compensation Committee during this past fiscal year were recommendations to the Board of Directors as to compensation arrangements, including the granting of stock options and restricted stock awards to employees of the Company.

     During the fiscal year ended October 30, 1993, the Board of Directors of the Company held six meetings. All directors attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which they respectively served. The Company does not have a nominating committee.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company earn a director's fee of $15,000 per year plus $1,500 for attendance at each meeting of the full Board or any committee thereof. For the fiscal year ended October 30, 1993, Mr. Lowe and Mr. McKeague each earned $21,750, Mr. Chang, Mr. Doyle and Mr. Moses each earned $21,000 and Mr. Thurow earned $18,750 in directors' fees.

     Directors who are not employees of the Company are entitled to participate in the Company's 1992 Director Stock Option Plan (the "Plan"). The Plan was adopted by the Board of Directors on September 11, 1992 and approved by the stockholders on March 9, 1993. A total of 100,000 shares of Common Stock may be issued under the Plan, subject to adjustments as provided in the Plan. Under the Plan, options to purchase 10,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, were granted to all eligible directors on September 11, 1992 subject to approval of the Plan by the stockholders, which occurred on March 9, 1993. The Plan further provides that an option to purchase 10,000 shares of Common Stock shall be granted automatically to persons who subsequently become eligible directors on the close of business on the date of his or her initial election or appointment to the Board of Directors. Options may not be exercised prior to the third anniversary of the date of grant of such option. Each option may be exercised on a cumulative basis as to one-third of the shares subject to the option on the third, fourth and fifth anniversaries of the date of grant of such option.

     Other than the options granted on September 11, 1992, no additional options have been granted to directors under the Plan.

     In September 1991, the Company retained John L. Doyle, a director, as a consultant at such time and for such services as determined by the Chairman of the Company. Mr. Doyle receives $3,250 for each day of consulting services under this arrangement. During the fiscal year ended October 30, 1993, Mr. Doyle received $66,625 for his consulting services to the Company.

TRANSACTIONS WITH DIRECTORS

     The Company purchases certain products manufactured by Taiwan Semiconductor Manufacturing Company ("TSMC"). Mr. Morris Chang, a director of the Company, is Chairman of the Board of Directors of TSMC. During the fiscal year ended October 30, 1993, the Company purchased an aggregate of approximately $38.0 million of products from TSMC. Substantially all of the products were purchased pursuant to open purchase orders containing the Company's standard terms and conditions of purchase. The Board of Directors has reviewed the business arrangements between the Company and TSMC and has determined that such arrangements are no less favorable to the Company than those that would be obtained from an unaffiliated third party.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chairman and Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on October 30, 1993.
The table also sets forth certain information concerning the compensation for a former executive officer whose employment with the Company terminated prior to October 30, 1993 and who would have otherwise been one of the four most highly compensated executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                 ---------------------------
                                                                                           AWARDS
                                                  ANNUAL COMPENSATION            ---------------------------
                                           ----------------------------------                    SECURITIES
                                                                    OTHER         RESTRICTED     UNDERLYING
            NAME AND                                                ANNUAL          STOCK         OPTIONS/       ALL OTHER
           PRINCIPAL                       SALARY      BONUS     COMPENSATION       AWARDS          SARS        COMPENSATION
            POSITION               YEAR    ($)(1)     ($)(1)        ($)(2)          ($)(3)         (#)(4)          ($)(5)
- --------------------------------   ----    -------    -------    ------------    ------------    -----------    ------------
Ray Stata.......................   1993    537,026    242,994            0                0              0          16,509
  Chairman of the Board            1992    482,699     47,040            0                0        100,000          16,020
  and Chief Executive              1991    455,539          0            0          132,500              0          15,556
  Officer
Jerald G. Fishman...............   1993    524,036    236,888            0                0              0          16,509
  President and Chief              1992    475,893     40,625            0                0        200,000          16,020
  Operating Officer                1991    446,068          0            0          165,625              0          15,556
Brian P. McAloon(6).............   1993    245,123     81,769            0                0              0          20,263
  Vice President, Sales
Joseph E. McDonough.............   1993    214,667     71,449            0                0              0          17,735
  Vice President,                  1992    199,477     12,500            0           98,800         10,000          14,502
  Finance, and Chief               1991    170,585          0            0           75,000          5,000          11,941
  Financial Officer
William A. Martin(7)............   1993     98,824     18,934            0                0              0           7,608
  Treasurer
Tom Urwin(8)....................   1993    233,950     29,523       32,200                0              0         411,566(9)
  Former Vice President,           1992    236,289     14,125            0           98,800         10,000          27,701
  Manufacturing
- ---------------

(1) Amounts shown represent cash compensation earned by the Named Executive Officers in the fiscal years presented, including amounts deferred at the election of these officers to the Company's defined contribution plan (the "Investment Partnership").

(2) While certain of the Named Executive Officers received perquisites or other personal benefits (including tax and planning advice by third parties) in the years shown, in accordance with SEC regulations, the value of these benefits are not reflected above since they did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in any fiscal year.

(3) The value of restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of October 30, 1993, the number and value of aggregate restricted stock holdings were as follows: 100,000 shares ($2,225,000) by Mr. Stata; 95,000 shares ($2,113,750) by Mr. Fishman; 30,000 shares ($667,500) by Mr. McAloon and 30,000 shares ($667,500) by Mr. McDonough. No dividends were paid in 1993 on the restricted stock reported in this column. In addition, on December 14, 1993, Messrs. McAloon and McDonough each received restricted stock grants in the amount of 10,000 shares, valued at $211,250 on the date of grant, which vest in their entirety on the fifth anniversary of the date of grant.

(4) Options may not be exercised prior to the third anniversary of the date of grant of such option. Each option may be exercised on a cumulative basis as to one-third of the shares subject to the option on the third, fourth and fifth anniversaries of the date of grant of such option. The option exercise price is equal to the fair market value on the date of grant.

(5) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under The Investment Partnership, except as set forth in note (8) below.

(6) Mr. McAloon was elected an executive officer of the Company effective December 9, 1992. Salary reflected in the table includes compensation paid to Mr. McAloon in all capacities during fiscal year 1993.

(7) Mr. Martin was elected an executive officer of the Company effective March 9, 1993. Salary reflected in the table includes compensation paid to Mr. Martin in all capacities during fiscal year 1993.

(8) Mr. Urwin was elected an executive officer of the Company effective November 4, 1991. Salary reflected in the table includes compensation paid to Mr. Urwin in all capacities during fiscal years 1992 and 1993. Mr. Urwin's employment with the Company terminated on July 31, 1993.

(9) Includes $11,566 contributed by the Company for Mr. Urwin under the Company's United Kingdom pension plan. Also includes $242,500 paid to Mr. Urwin in connection with the termination of his employment with the Company. Also in connection with the termination of his employment with the Company, on August 2, 1993, the vesting of 7,500 shares of Restricted Common Stock was accelerated, representing the unvested portions of restricted stock awards having a market value of $157,500 on that date.

  Option Grants

     No stock options were granted to any of the Named Executive Officers during the fiscal year ended October 30, 1993.

     On December 14, 1993, Mr. Stata, Mr. Fishman, Mr. McAloon, Mr. McDonough and Mr. Martin were each granted an option to purchase 80,000, 80,000, 15,000, 10,000 and 5,000 shares of Common Stock of the Company, respectively, at an exercise price equal to the fair market value per share on the date of grant. Options granted to Messrs. Stata and Fishman may not be exercised prior to the fifth anniversary of the date of grant and become exercisable in full on the fifth anniversary of the date of grant. Options granted to Messrs. McAloon, McDonough and Martin may not be exercised prior to the third anniversary of the date of grant of such option. Each option may be exercised on a cumulative basis as to one-third of the shares subject to the option on the third, fourth and fifth anniversaries of the date of grant of such option.

  Option Exercises and Year-End Values

     The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended October 30, 1993 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on October 30, 1993:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                           NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING               VALUE OF
                                                          UNEXERCISED            UNEXERCISED
                                                         OPTIONS/SARS        IN-THE-MONEY OPTIONS
                             SHARES                      AT FY-END (#)         AT FY-END ($)(2)
                            ACQUIRED       VALUE      -------------------    --------------------
                           ON EXERCISE    REALIZED       EXERCISABLE/            EXERCISABLE/
          NAME                 (#)         ($)(1)        UNEXERCISABLE          UNEXERCISABLE
- -------------------------  -----------    --------    -------------------    --------------------
Ray Stata                          0            0        12,465/100,000        152,696/1,237,000
  Chairman of the Board
  and Chief Executive
  Officer
Jerald G. Fishman             21,680      306,513             0/200,000              0/2,699,000
  President and Chief
  Operating Officer
Brian P. McAloon                   0            0          2,667/13,333           39,539/178,261
  Vice President, Sales
Joseph E. McDonough            4,221       63,315          1,333/17,667           21,821/241,109
  Vice President,
  Finance, and Chief
  Financial Officer
William A. Martin              3,167       38,047          3,033/12,000           39,246/170,294
  Treasurer
Tom Urwin                      2,000       30,000              0/0                     0/0
  Former Vice President,
  Manufacturing

- ---------------

(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Value of unexercised "in-the-money" options represents the difference between the closing price of the Company's Common Stock on October 29, 1993 ($22.25 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

  Delinquent Filing of Forms 4

     Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from certain reporting persons that no Form 5 filing was required for such person, the Company believes that, except as follows, all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act. Mr. Thurow filed late a Form 4 for the month of June 1993. Mr. McDonough filed late a Form 4 for the month of August 1993.

SEVERANCE AND OTHER AGREEMENTS

     The Company has Employee Retention Agreements (the "Agreements") with four of its five current executive officers and with 24 additional key managers. The Agreements are automatically extended on an annual basis unless the Company provides at least three months' notice that the Agreements will not be extended. The Agreements provide for severance benefits if either (i) the employment of the employee is terminated by the Company (other than for cause or by reason of his death or disability) or by the employee for Good Reason (as defined in the Agreements) within 24 months after a Change in Control (as defined in the Agreements) which is approved by the Board of Directors or (ii) the employment of the employee terminates or is terminated for any reason (other than for cause or by reason of his death or disability) within 12 months after a Change in Control which is not approved by the Board of Directors. Each Agreement provides that, in the event of a Potential Change in Control (as defined in the Agreements), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the aggregate cash bonuses paid or awarded to him in respect of the four fiscal quarters preceding his termination (299% in the case of seven of the 28 employees who are parties to such agreements, including Messrs. Stata, Fishman, McAloon and McDonough), (ii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months and (iii) reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his Agreement. In addition, to the extent that payments to the employee pursuant to his Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Based on compensation levels as of December 31, 1993, each of Messrs. Stata, Fishman, McDonough and McAloon and all current executive officers as a group (including Messrs. Stata, Fishman, McDonough and McAloon), would be entitled to receive a lump-sum payment of $2,281,352, $2,214,490, $857,954, $986,488 and $6,340,284, respectively, under the Agreements. These amounts do not include the Tax Gross-Up Amounts, which would substantially increase the amounts payable under the Agreements, or the insurance or reimbursement benefits.

     The Company's Employee Change in Control Severance Policy and Senior Management Change in Control Severance Policy provide each employee of the Company (other than those who are party to the Agreements) with a lump-sum severance payment, based on length of service with the Company, in the event of the termination of his or her employment under certain circumstances within 18 months after a Change in Control (as defined in such policies). Such severance payments range from a minimum of two weeks of annual base salary (for an hourly employee with less than 90 days of service) to a maximum of 104 weeks of base salary plus an amount equal to the aggregate cash bonuses paid or awarded to the employee in respect of the four fiscal quarters preceding termination (for a senior management employee with 21 years of service). Pursuant to the Senior Management Change in Control Policy, Mr. Martin would be entitled to a lump-sum severance benefit of $121,434 based on his fiscal 1993 compensation.

     In addition to the foregoing agreements and policies, the Company's stock option and restricted stock plans provide for immediate vesting of all outstanding options and awards upon any Change in Control (as defined in such plans) of the Company.

     Mr. Urwin's employment with the Company terminated on July 31, 1993. In connection with his termination of employment, Mr. Urwin received a lump sum payment of $242,500. Also in connection with the termination of his employment, on August 2, 1993, the vesting of 7,500 shares of Restricted Common Stock was accelerated, representing the unvested portions of restricted stock awards having a market value of $157,500 on that date.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All executive officers are reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the Compensation policies for fiscal 1993 as they affected Mr. Stata, in his capacity as Chairman of the Board and Chief Executive Officer of the Company, and other executive officers of the Company.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements -- base salary, cash bonus and stock options and restricted stock awards.

- - CASH COMPENSATION

     Annual cash compensation consists of two elements -- base salary and bonus. In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. The Company also regularly compares its pay practices with other leading companies through reviews of survey and proxy data.

     Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

     The cash bonus is tied directly to financial performance targets approved by the Board of Directors. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization to reflect the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. The cash bonus is dependent solely on corporate performance. For example, in fiscal 1991 the Company did not achieve its performance targets and no bonuses were paid.

     All of the Company's employees, including its executive officers, participated in the Company's bonus plan (the "Bonus Plan") in fiscal 1993, except those employees on commission plans or in some non-U.S. locations. The purpose of the Bonus Plan is to recognize and reward the contribution of all employees in achieving the Company's goals and objectives. The fiscal 1993 Bonus Plan provided for the payment of a semi-annual cash bonus based on the Company's attainment of specified Operating Profit Before Taxes ("OPBT") levels. No bonus was to be paid if the Company's performance fell below a predetermined OPBT threshold (5% in 1993). To the extent OPBT exceeded this threshold, the bonus payments increased. Each employee, including executives, is assigned a Bonus Target, calculated as a percentage of such employee's base earnings, based on competitive data and position. Depending on OPBT levels achieved, the cash bonus is paid as a multiple ("Payment Factor") of the Bonus Target, ranging from zero to a maximum of two.

- - EQUITY OWNERSHIP

     Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of the Company's stock ownership program is to (i) reinforce the mutuality of long term interests between employees and the stockholders and
     (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to the Company's success.

     The design of the Company's stock programs includes long vesting periods to optimize the retention value of these options and to orient the Company's managers to longer term success. Generally, stock options vest one-third after three years from date of grant, two-thirds after four years and 100% after five years. Restricted stock awards vest 100% after five years. If employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they tend to increase the number of options outstanding compared to companies with shorter vesting schedules.

     The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company has been 100% of the fair market value per share on the date of grant. Prior to determining the December 1993 option grants to the Company's executives (as described below), the Compensation Committee reviewed survey information of the stock option programs of competitors and other companies in the semiconductor, computer and electronics industries. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule, and not by the Compensation Committee.

     The Company's 1991 Restricted Stock Plan provides for the award of restricted stock for a nominal purchase price. Shares purchased under the plan are subject, for a period of five years (the "Restricted Period"), to certain restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If the employment of a recipient of an award is terminated prior to the end of the Restricted Period for any reason other than death or disability, all shares of Common Stock covered by the award shall be offered promptly for resale by the recipient to the Company at the original purchase price per share. Since the restricted shares are issued at nominal consideration, the entire value of the shares will constitute additional compensation to the individual at the time of vesting.

  Chairman and Chief Executive Officer Fiscal 1993 Compensation

     Mr. Stata, in his capacity as Chairman and Chief Executive Officer, is eligible to participate in the same executive compensation program available to the Company's other senior executives. The Compensation Committee has set Mr. Stata's total annual compensation, including compensation derived from the Company's bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 1993, Mr. Stata's annual base salary was increased $49,600 from $470,400 to $520,000. His bonus award of $242,994 for fiscal 1993 represented approximately 96% of his Bonus Target, which is based on 50% of his base salary received during fiscal 1993, and reflected the Company's attainment of 9.4% of OPBT for the entire fiscal year.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock options granted to executive officers in a manner that complies with the performance-based requirements of the new statute.

                                            Compensation Committee,

                                                 Gordon C. McKeague, Chairman
                                                 Morris Chang
                                                 Lester C. Thurow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Gordon C. McKeague, Morris Chang and Lester C. Thurow. Mr. John L. Doyle, a director of the Company, was a member of the Compensation Committee until December 7, 1993, when he was replaced by Mr. Thurow.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 31, 1988 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's High Technology Composite Index. This graph assumes the investment of $100 on October 31, 1988 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's High Technology Composite Index and assumes dividends are reinvested. Measurement points are at October 31 for each respective year.




               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ANALOG DEVICES, THE S & P 500 INDEX
                   AND THE S & P HIGH TECH COMPOSITE INDEX


             ANALOG DEVICES     10/88     100
                                10/89      83
                                10/90      52
                                10/91      85
                                10/92     109
                                10/93     202


                  S & P 500     10/88     100
                                10/89     126
                                10/90     117
                                10/91     156
                                10/92     172
                                10/93     197


   S & P HIGH TECH COMPOSITE    10/88     100
                                10/89     102
                                10/90      90
                                10/91     113
                                10/92     114
                                10/93     142


* $100 INVESTED ON 10/31/88 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING OCTOBER 31.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young, independent auditors, as auditors of the Company for the fiscal year ending October 29, 1994. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal office in Norwood, Massachusetts not later than October 10, 1994 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                                 PAUL P. BROUNTAS, Clerk

February 7, 1994

     THE MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            ANALOG DEVICES, INC.
P
               ANNUAL MEETING OF STOCKHOLDERS - MARCH 8, 1994
R

O       The undersigned, revoking all prior proxies, hereby appoints Ray Stata,
   Paul P. Brountas and Mark G. Borden, and each of them, with full power of X substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be Y entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the World Trade Center Boston, Commonwealth Pier, Boston, Massachusetts, on Tuesday, March 8, 1994, at 10:00 a.m. (Boston Time) and at any adjournment thereof.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 (Continued and to be signed on reverse side)

   PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POST-PAID RETURN ENVELOPE.

                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------


- --- PLEASE MARK
 X  VOTES AS IN
- --- THIS EXAMPLE.



UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS
SET FORTH BELOW.

1. Election of Class I Directors (for all nominees except as marked below.)
NOMINEES:  Philip L. Lowe, Joel Moses, Lester C. Thurow
              FOR                   WITHHELD
             -----                   -----

             -----                   -----


____________________________________________
For all nominees except as noted above

2. To ratify the selection of Ernst & Young as independent auditors.
              FOR          AGAINST          ABSTAIN
             -----          -----            -----

             -----          -----            -----

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.
             MARK HERE   -----              MARK HERE  -----
            FOR ADDRESS                    IF YOU PLAN
             CHANGE AND                     TO ATTEND
            NOTE AT LEFT -----             THE MEETING -----

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.


Signature: _________________________________ Date: __________

Signature: _________________________________ Date: __________

                          THE INVESTMENT PARTNERSHIP
                                     AND
                             THE CHOICE PAY PLAN
                            OF ANALOG DEVICES, INC.



                           NOTICE TO BENEFICIARIES OF
               THE INVESTMENT PARTNERSHIP AND THE CHOICE PAY PLAN
                             OF ANALOG DEVICES, INC.
        OF THE 1994 ANNUAL MEETING OF ANALOG DEVICES, INC. STOCKHOLDERS


        The Investment Partnership (TIP) and the Choice Pay Plan (CPP) (the "Plans") of Analog Devices, Inc. (the "Company") provide, in part, that Fidelity Management Trust Company, the Trustee under the Plans (the "Trustee"), shall obey the directions, if any, of the beneficiaries of the Plans with respect to any voting rights pertaining to their respective interests in shares of the Company's Common Stock held in Fund D of each Plan.



        The Annual Meeting of Stockholders will be held on Tuesday, March 8, 1994 at 10:00 a.m. (Eastern Standard Time) at the World Trade Center Boston, Commonwealth Pier, Boston, Massachusetts, for the following purposes:


        1. To elect three members of the Board of Directors to serve as Class I Directors for a term of three years;



        2. To ratify the selection of Ernst & Young as the Company's independent auditors; and



        3. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.



        The enclosed Proxy Statement describes the matters to be acted upon at the meeting and contains information required to be disclosed in connection with the solicitation of proxies for the meeting. The enclosed proxy card identifies, in addition to any shares you may own of record in your own name, the number of shares of the Company's Common Stock in Fund D that you may direct the Trustee to vote on your behalf. The proxy card should be signed and returned in the enclosed envelope to The First National Bank of Boston (the "Bank"). The Bank will notify the Trustee of the manner in which you have voted your shares on the proxy card. The Trustee will vote the shares held in Fund D in your account within the Plans in the manner directed on the proxy card. If the Bank does not receive a signed proxy card from you by 5:00 p.m. Eastern Standard Time on March 2, 1994, there is no assurance that the Trustee will be able to follow your instructions. If you fail to timely submit your proxy card to the Bank, the Trustee will vote your shares of Common Stock held in Fund D of the Plans in the same manner, proportionally, as it votes the other shares of Common Stock for which proper and timely voting instructions of other Plans participants have been received by the Trustee. With respect to any other business which may be properly brought before the meeting that was not specified in the Proxy Statement, the Trustee or its proxy may vote on such matters as it deems advisable in its discretion.


        In order for the Trustee to compute and tabulate participants' instructions prior to the meeting and thus to insure that your shares of Common Stock will be voted pursuant to your instructions you must complete, sign, date and return the accompanying proxy card, using the enclosed envelope, to the Bank no later than March 2, 1994. While the Trustee will attempt to honor instructions on proxy cards received by the Bank after March 2, 1994, and prior to the date of the Annual Meeting, there can be no assurance that such shares will be voted according to your instructions. Accordingly, if you do not return your proxy card at all or if your proxy card is received too late for the necessary procedures to be followed, your shares of Common Stock held in Fund D of the Plans will be voted for you in the manner described above. You cannot vote your shares of Common Stock beneficially owned in the Plans in person at the Annual Meeting of Stockholders. You may, however, vote in person any shares of Common Stock you own of record in your name.


        The Board of Directors of the Company believes it is important that employee-stockholders and Beneficiaries of the Plans feel free to express their opinions on matters to be acted upon by the stockholders independently from any connection with their employment status. The Board of Directors and the Trustee will not attempt to discover the manner in which any individual employee-stockholder has voted or in which any individual beneficiary of the Plans has instructed the Trustee to vote. Individual proxy cards received by the Bank and the Trustee will be held in complete confidence and will be used only for the purposes of determining how your shares of Common Stock will be voted.


        The Trustee has been advised by the Company that all Beneficiaries of the Plans should have received a copy of the Company's Annual Report prior to the receipt of this notice. If, for any reason, you have not received an Annual Report or if you wish to have an additional copy, please write, call (617-329-4700) or visit Analog Devices, Inc.'s office at One Technology Way, P.O. Box 9106, Norwood, Massachusetts 02062-9106, and a copy will be provided to you free of charge.


        The number of shares indicated on the enclosed proxy card (if you own shares in your own name, the Plan shares will be identified separately) is that represented by your interest in Fund D of the Plans as of January 14, 1994. If you have any questions about the manner in which this number was computed or about any other matter in this notice, please contact Kathleen Pittman, Benefits Manager of Analog Devices, Inc. Please be advised that the Trustee cannot undertake to advise you concerning your decision. If you have any procedural questions or need a new proxy card, please contact Kathleen Pittman, Benefits Manager of Analogy Devices, Inc.


        All Beneficiaries of the Plans are extended a cordial invitation to attend this meeting.


                                  By:    Fidelity Management Trust Company,
                                         Trustee for The Analog Devices, Inc.
                                         Investment Partnership and Choice
                                         Pay Plan



                                  - 2 -